EXHIBIT 99.1

News Release

Berry Announces Strong Fourth Quarter and Fiscal Year 2023 Results

Fourth Quarter Highlights

•	GAAP: Net sales of $3.1 billion; Operating income of $301 million; Earnings per share (EPS) of $1.55
•	Non-GAAP: Operating EBITDA of $547 million; Adjusted EPS of $2.28
•	Returned $216 million to shareholders ($185 million via share repurchases and $31 million in dividends)

Fiscal Year Highlights

•	GAAP: Net sales of $12.7 billion; Operating income of $1.1 billion; EPS of $4.95
•	Non-GAAP: Operating EBITDA of $2.05 billion; Adjusted EPS of $7.42
•	Cash flow from operations of $1.6 billion; Free cash flow of $926 million
•	Returned $728 million to shareholders ($601 million via share repurchases and $127 million in dividends)

Fiscal Year 2024 Outlook

•	Adjusted EPS range of $7.35 - $7.85 per share
•	Cash flow from operations range of $1.35 - $1.45 billion; Free cash flow range of $800 - $900 million
•	Announced a 10% increase to the quarterly dividend to $0.275 per share
•	Committed to debt reduction along with returning capital to shareholders through share repurchases and dividends

Kevin Kwilinski, Berry’s new CEO said, “I am pleased to report we exceeded our adjusted earnings per share outlook and significantly beat our free cash flow guidance by over $100 million.  Our 3% volume decline in the quarter improved sequentially and was better than expected, as soft market demand was mitigated by market share gains supported by recent capital investments.  During the year, our organization took actions and demonstrated agility to offset challenging and volatile global market dynamics characterized by ongoing inflation, soft consumer demand and customer destocking.  Our proven business model has generated eleven consecutive years of adjusted earnings per share growth and strong, consistent generation of free cash flow.  We are dedicated to delivering long-term value for our shareholders, as evidenced by our $728 million of capital returned in fiscal 2023, through both our share repurchases of $601 million, or approximately 8% of shares outstanding, along with quarterly dividend payments.

In line with our commitment to drive long-term shareholder value, we expect to use our cash in fiscal 2024 to reduce our debt, repurchase shares opportunistically, and pay our recently increased dividend.  Looking ahead, we are optimistic about our future and expect a more normal operating environment in fiscal 2024.  We believe that, both the easing of inflationary pressures on consumers and the increase of promotional activity by our customers will lead to demand improvement as the year progresses.”

Key Financials (1)
	September Quarter		Fiscal Year
GAAP results	2023	2022	2023	2022
Net sales	$3,087	$3,421	$12,664	$14,495
Operating income	301	336	1,079	1,242
EPS (diluted)	1.55	1.85	4.95	5.77

	September Quarter		Reported	Comparable	Fiscal Year		Reported	Comparable
Adjusted non-GAAP results	2023	2022	%	%	2023	2022	%	%
Net sales	$3,087	$3,421	(10%)	(12%)	$12,664	$14,495	(13%)	(12%)
Operating EBITDA	547	539	1%	flat	2,053	2,101	(2%)	flat
Adjusted EPS (diluted)	2.28	2.19	4%	1%	7.42	7.40	flat	1%

(1)
Adjusted non-GAAP results exclude items not considered to be ongoing operations.  In addition, comparable change % excludes the impacts of foreign currency, acquisitions, and recent divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.  In millions of USD, except per share data

Financial Results – Fourth Quarter 2023

Consolidated Overview
The net sales decline is primarily attributed to decreased selling prices of $320 million due to the pass-through of lower resin costs and a 3% volume decline, partially offset by a $90 million favorable impact from foreign currency changes.  The volume decline is primarily attributed to softer demand in our consumer and industrial markets.

The operating income decrease is primarily attributed to a $23 million unfavorable impact from increased business integration costs, a $22 million unfavorable impact from the volume decline, and a $21 million unfavorable impact from increased selling, general, and administrative expenses, partially offset by a $39 million favorable impact from price cost spread as a result of cost reduction and improved product mix.

Consumer Packaging - International
Net sales were essentially flat primarily attributed to a 3% volume decline due to softer consumer and industrial market demand in Europe and decreased selling prices of $29 million, partially offset by a $56 million favorable impact from foreign currency changes.

The operating income decrease is primarily attributed to a $17 million unfavorable impact from increased business integration costs and a $6 million unfavorable impact from the volume decline. These items are partially offset by a $14 million favorable impact from price cost spread and improved mix, along with a favorable impact from foreign currency changes.

Consumer Packaging - North America
The net sales decline is primarily attributed to decreased selling prices of $97 million and a 2% volume decline primarily attributed to softer industrial and consumer market demand partially offset by growth in our foodservice and container markets.

The operating income decrease is primarily attributed to a $9 million increase in depreciation and amortization, a $6 million unfavorable impact from increased business integration costs and a $6 million unfavorable impact from increased selling, general, and administrative expenses.  These items were partially offset by a $9 million favorable impact from price cost spread and improved mix.

Health, Hygiene, & Specialties
The net sales decline is primarily attributed to decreased selling prices of $103 million and a 4% volume decline primarily attributed to weaker demand in our specialty markets, such as filtration and building and construction, partially offset by growth in disinfectant wipes and adult incontinence.

The operating income decrease is primarily attributed to an unfavorable impact from the volume decline partially offset by a favorable impact from price cost spread.

During the fourth quarter, we announced that we have initiated a formal process to evaluate strategic alternatives for our Health, Hygiene and Specialties segment to provide ways to drive long-term value to shareholders, which includes continuously evaluating our portfolio to ensure the Company is best positioned to execute our strategic objectives.  We remain a trusted supplier and partner to our customers and colleagues of this segment.  There is no certainty on any formal decision, nor definitive timetable, for this process.  If and when appropriate, a further announcement will be made.

Engineered Materials
The net sales decline is primarily attributed to decreased selling prices of $90 million and a 5% volume decline primarily attributed to weakness in European industrial markets partially offset by growth in our consumer and custom film markets in North America.

The operating income decrease is primarily attributed to an unfavorable impact from the volume decline, partially offset by a favorable impact from price cost spread and improved mix.

Financial Results – Fiscal Year 2023

Consolidated Overview
The net sales decline is primarily attributed to decreased selling prices of $856 million primarily due to the pass-through of lower resin costs, a 6% volume decline, an $84 million unfavorable impact from foreign currency changes, and fiscal 2022 divestiture sales of $107 million.  The volume decline is primarily attributed to general market softness and customer destocking.

The operating income decrease is primarily attributed to a $134 million unfavorable impact from the volume decline, a $79 million unfavorable impact from increased business integration costs, a $33 million unfavorable impact from foreign currency changes, and a $49 million unfavorable impact from increased selling, general, and administrative expenses primarily attributed to increased incentive-based compensation.  These declines are partially offset by a $139 million favorable impact from price cost spread.

Consumer Packaging - International
The net sales decline is primarily attributed to a 5% volume decline, fiscal 2022 divestiture sales of $107 million, and a $60 million unfavorable impact from foreign currency changes, partially offset by increased selling prices of $102 million due to the pass-through of European inflation.  The volume decline is primarily attributed to general market softness.

The operating income decrease is primarily attributed to a $39 million unfavorable impact from increased business integration costs, a $36 million unfavorable impact from the volume decline, a $17 million unfavorable impact from foreign currency changes, an unfavorable impact from increased selling, general, and administrative expenses, and an unfavorable impact from fiscal 2022 divestiture.  These declines were partially offset by a $44 million favorable impact from price cost spread.

Consumer Packaging - North America
The net sales decline is primarily attributed to decreased selling prices of $344 million and a 3% volume decline.  The volume decline is primarily attributed to general market softness partially offset by growth in our foodservice market.

The operating income increase is primarily attributed to a $67 million favorable impact from price cost spread, partially offset by a $21 million unfavorable impact from the volume decline, an $18 million unfavorable impact from increased business integration costs, and an unfavorable impact from increased selling, general, and administrative expenses.

Health, Hygiene, & Specialties
The net sales decline is primarily attributed to decreased selling prices of $322 million and a 7% volume decline.  The volume decline is primarily attributed to general market softness and customer destocking.

The operating income decrease is primarily attributed to a $52 million unfavorable impact from price cost spread, a $30 million unfavorable impact from the volume decline, and an unfavorable impact from increased business integration costs.

Engineered Materials
The net sales decline is primarily attributed to decreased selling prices of $292 million, an 8% volume decline, and a $31 million unfavorable impact from foreign currency changes.  The volume decline is primarily attributed to general market softness and destocking.

The operating income increase is primarily attributed to an $81 million favorable impact from price cost spread, partially offset by a $48 million unfavorable impact from the volume decline, and an unfavorable impact from increased selling, general, and administrative expenses.

Cash Returns to Shareholders

Berry generates significant cash flow and is committed to returning capital to shareholders. This annual cash flow provides substantial capacity to simultaneously reinvest in the business for organic growth, pursue bolt-on acquisitions, pay down debt and return cash to shareholders through a compelling dividend as well as share repurchases.  The Company expects to be within its leverage target of 2.5x – 3.5x by the end of fiscal 2024, while also returning cash to shareholders during the year, through continued share repurchases and dividends, subject to market conditions, available cash on hand and cash needs, overall financial condition, and other factors considered relevant by our Board of Directors.

Dividend and Share Repurchases

As previously announced, Berry’s Board of Directors increased the quarterly cash dividend by 10% to $0.275 per share. The dividend payment date is December 15, 2023, to stockholders of record as of December 1, 2023.  During the fourth quarter of fiscal 2023, Berry repurchased 2.9 million shares (or 2.3% of shares outstanding) for $185 million, leaving $440 million authorized for share repurchases at the end of fiscal 2023.  Through fiscal 2023, we have repurchased a total of 9.8 million shares (or approximately 8% of shares outstanding) for $601 million.

Fiscal Year 2024 Guidance
(based on information available as of November 16, 2023)

•	Adjusted earnings per share range of $7.35 - $7.85
•	Cash flow from operations range of $1.35-$1.45 billion; free cash flow range of $800-900 million
•	Committed to debt reduction along with returning capital to shareholders through share repurchases and dividends

Investor Conference Call
The Company will host a conference call today, November 16, 2023, at 10 a.m. U.S. Eastern Time to discuss our fourth quarter and fiscal year 2023 results.  This call will be webcast live on Berry’s website at https://ir.berryglobal.com/financials.  A new, simplified event registration and access provides two ways to access the call.  A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

By Telephone
Participants may register for the call here now or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

Via the Internet
The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click on the following link: https://ir.berryglobal.com/financials.  A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create packaging and engineered products that we believe make life better for people and the planet.  We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world.  Harnessing the strength in our diversity and industry-leading talent of over 40,000 global employees across more than 250 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey.  For more information, visit our website, or connect with us on LinkedIn or Twitter.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted operating income, Adjusted earnings per share (or adjusted EPS), free cash flow, and comparable basis net sales, comparable adjusted EPS and comparable operating EBITDA.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Information reconciling forward-looking adjusted EPS and free cash flow is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.

Our actual results may differ materially from those that we expected due to a variety of factors, including without limitation: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including transactional and translational foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) increases in the cost of compliance with laws and regulations, including environmental, safety, and climate change laws and regulations; (6) labor issues, including the potential labor shortages, shutdowns or strikes, or the failure to renew effective bargaining agreements; (7) risks related to disruptions in the overall global economy, persistent inflation, supply chain disruptions, and the financial markets that may adversely impact our business; (8) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks related to weather-related events and longer-term climate change patterns; (10) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (11) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (12) risks related to future write-offs of substantial goodwill; (13) risks of competition, including foreign competition, in our existing and future markets; (14) risks related to market conditions associated with our share repurchase program; (15) risks related to market disruptions and increased market volatility; and (16) the other factors and uncertainties discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. New factors may emerge from time to time, and it is not possible for us to predict new factors, nor can we assess the potential effect of any new factors on us. Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income (Unaudited)

	Quarterly Period Ended		Fiscal Year Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales	$3,087	$3,421	$12,664	$14,495
Costs and expenses:
Cost of goods sold	2,481	2,834	10,354	12,123
Selling, general and administrative	215	185	886	850
Amortization of intangibles	62	61	243	257
Restructuring and transaction activities	28	5	102	23
Operating income	301	336	1,079	1,242
Other expense	18	9	31	22
Interest expense, net	78	74	306	286
Income before income taxes	205	253	742	934
Income tax expense	19	20	133	168
Net income	$186	$233	$609	$766

Basic net income per share	$1.59	$1.87	$5.07	$5.87
Diluted net income per share	1.55	1.85	4.95	5.77

Outstanding weighted average shares (in millions)
Basic	117.3	124.7	120.1	130.6
Diluted	120.2	126.0	123.0	132.8

Condensed Consolidated Balance Sheets (Unaudited)

(in millions of USD)	September 30, 2023	October 1, 2022
Cash and cash equivalents	$1,203	$1,410
Accounts receivable	1,568	1,777
Inventories	1,557	1,802
Other current assets	205	175
Property, plant, and equipment	4,576	4,342
Goodwill, intangible assets, and other long-term assets	7,478	7,450
Total assets	$16,587	$16,956
Current liabilities, excluding current debt	2,703	2,831
Current and long-term debt	8,980	9,255
Other long-term liabilities	1,688	1,674
Stockholders’ equity	3,216	3,196
Total liabilities and stockholders' equity	$16,587	$16,956

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fiscal Year Ended
(in millions of USD)	September 30, 2023	October 1, 2022
Cash flows from operating activities:
Net income	$609	$766
Depreciation	575	562
Amortization of intangibles	243	257
Non-cash interest, net	(61)	6
Settlement of derivatives	36	201
Deferred income tax	(117)	(48)
Share-based compensation expense	42	39
Other non-cash operating activities, net	22	(22)
Changes in working capital	266	(198)
Net cash from operating activities	1,615	1,563

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(689)	(687)
Settlement of net investment hedges	-	76
Divestiture (acquisition) of businesses and other	(87)	128
Net cash from investing activities	(776)	(483)

Cash flows from financing activities:
Repayments on long-term borrowings	(869)	(22)
Proceeds from long-term borrowings	496	-
Repurchase of common stock	(601)	(709)
Proceeds from issuance of common stock	36	27
Dividends paid	(127)	-
Other, net	(6)	-
Net cash from financing activities	(1,071)	(704)
Effect of currency translation on cash	25	(57)
Net change in cash and cash equivalents	(207)	319
Cash and cash equivalents at beginning of period	1,410	1,091
Cash and cash equivalents at end of period	$1,203	$1,410

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$1,615	$1,563
Additions to property, plant, and equipment (net)	(689)	(687)
Non-U.S. GAAP Free Cash Flow	$926	$876

Segment and Supplemental Comparable Basis Information (Unaudited)

	Quarterly Period Ended September 30, 2023
(in millions of USD)	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,000	$786	$630	$671	$3,087

Operating income	$84	$94	$36	$87	$301
Depreciation and amortization	80	58	45	29	212
Restructuring and transaction activities	18	7	2	1	28
Other non-cash charges (1)	2	2	1	1	6
Operating EBITDA	$184	$161	$84	$118	$547

	Quarterly Period Ended October 1, 2022
Reported net sales	$1,003	$888	$738	$792	$3,421
Foreign currency and divestitures	56	13	25	9	103
Comparable net sales (2)	$1,059	$901	$763	$801	$3,524

Operating income	$98	$103	$44	$91	$336
Depreciation and amortization	75	53	43	28	199
Restructuring and transaction activities	—	2	3	—	5
Other non-cash charges (1)	(1)	—	—	—	(1)
Foreign currency and divestitures	7	4	(5)	1	7
Comparable operating EBITDA (2)	$179	$162	$85	$120	$546

(1)	Other non-cash charges are primarily stock compensation expense
(2)
The prior year comparable basis change excludes the impacts of foreign currency, acquisitions, and divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.

	Fiscal Year Ended September 30, 2023
(in millions of USD)	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$4,031	$3,122	$2,627	$2,884	$12,664

Operating income	$273	$346	$127	$333	$1,079
Depreciation and amortization	310	217	177	114	818
Restructuring and transaction activities	50	23	22	7	102
Other non-cash charges (1)	25	12	8	9	54
Operating EBITDA	$658	$598	$334	$463	$2,053

	Fiscal Year Ended October 1, 2022
Reported net sales	$4,293	$3,548	$3,166	$3,488	$14,495
Foreign currency and divestitures	(167)	26	7	(31)	(165)
Comparable net sales (2)	$4,126	$3,574	$3,173	$3,457	$14,330

Operating income	$346	$338	$230	$328	$1,242
Depreciation and amortization	317	214	176	112	819
Restructuring and transaction activities	10	5	6	2	23
Other non-cash charges (1)	(5)	8	8	6	17
Foreign currency and divestitures	(31)	9	(13)	(3)	(38)
Comparable operating EBITDA (2)	$638	$574	$407	$445	$2,064

(1)	Other non-cash charges are primarily stock compensation expense
(2)
The prior year comparable basis change excludes the impacts of foreign currency, acquisitions, and divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.

Reconciliation of Non-GAAP Measures

Reconciliation of Net income and earnings per share (EPS) to adjusted operating income, operating earnings before interest, tax, depreciation and amortization (EBITDA), and adjusted EPS
(in millions of USD, except per share data amounts)

	Quarterly Period Ended		Fiscal Year Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net income	$186	$233	$609	$766
Add: other expense	18	9	31	22
Add: interest expense	78	74	306	286
Add: income tax expense	19	20	133	168
Operating income	$301	$336	$1,079	$1,242

Add: restructuring and transaction activities	28	5	102	23
Add: other non-cash charges (1)	6	(1)	54	17
Adjusted operating income (4)	$335	$340	$1,235	$1,282

Add: depreciation	150	138	575	562
Add: amortization of intangibles	62	61	243	257
Operating EBITDA (4)	$547	$539	$2,053	$2,101

Net income per diluted share	$1.55	$1.85	$4.95	$5.77
Other expense, net	0.15	0.07	0.25	0.17
Restructuring and transaction activities	0.23	0.04	0.83	0.17
Amortization of intangibles from acquisitions (2)	0.52	0.48	1.98	1.94
Non-comparable tax items (3)	—	(0.14)	—	(0.13)
Income tax impact on items above	(0.17)	(0.14)	(0.59)	(0.52)
Foreign currency, acquisitions, and divestitures	—	0.06	—	(0.06)
Adjusted net income per diluted share (4)	$2.28	$2.25	$7.42	$7.34

Reconciliation of Cash flow from operating activities to Free cash flow
(in millions of USD)
Estimated Fiscal 2024
Cash flow from operating activities	$1,350-1,450
Net additions to property, plant, and equipment	(550)
Free cash flow (4)	$800-900

(1)	Other non-cash charges are primarily stock compensation expense
(2)	Amortization of intangibles from acquisition are added back to better align our calculation of adjusted EPS with peers.
(3)	During the 2022 fiscal year, the Company obtained certain tax benefits of $18 million deemed as non-comparable.
(4)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth and comparable basis measures exclude the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities, less net additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

We also use Adjusted operating EBITDA, Adjusted EPS and comparable basis measures, among other measures, to evaluate management performance and in determining performance-based compensation.  Operating EBITDA is a measure widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted operating income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.
(BERY-F)

Company Contact Information
Dustin Stilwell
VP, Investor Relations
+1 (812) 306 2964
ir@berryglobal.com